Exhibit d(2)
CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this "Agreement") is entered into as of July 11, 2014 (the "Effective Date"), by and between DUNE ENERGY, INC., a Delaware corporation, ("Dune") and EOS PETRO INC, a Nevada Corporation EOS.  Dune and EOS are collectively referred to herein as the "Parties," and each individually as a "Party."   As used in this Agreement, the term "Receiving Party" shall mean the Party that is in receipt of Data (as defined below), with respect to such Data, and the term "Disclosing Party" shall mean the Party that has provided such Data.

1.
In connection with our mutual interest in considering a possible transaction between EOS and Dune (a "Potential Transaction"), Dune and EOS intend  to furnish  to each  other certain  business information  ("Data").    Except  as otherwise  permitted  pursuant  to the terms and conditions hereof, without the prior written consent of the other Party, neither Party  will,  and  each  Party  will  direct  its  Representatives  (as  defined  below)  not  to, disclose  to any person  or entity  (a) that the Data from the other Party has  been made available  to such  Party  or  its  Representatives,  (b) that  discussions  or negotiations  are taking place concerning a Potential Transaction or (c) any terms, conditions or other facts with respect to a Potential Transaction, including the status thereof.

2.
In consideration  of the disclosure of the Data, Receiving Party agrees that the Data shall be  kept  strictly  confidential   and  shall  not,  be  sold,  traded,  published,  or  otherwise disclosed to anyone in any manner whatsoever, including by means of photocopy of reproduction, without Disclosing Party's prior written consent, except as provided in Paragraphs 3 and 4 below.

3.	Receiving Party may disclose the Data without Disclosing Party's prior written consent only to the extent such information:

(a) is already known to Receiving Party as of the date of disclosure hereunder; or

(b) is already in possession of the public or becomes available to the public other than through the act or omission of Receiving Party in violation of this Agreement; or

(c)      subject to the provisions of Paragraph 15, is required to be disclosed under applicable law (including any stock exchange regulation) or by a governmental order, decree, regulation or rule (provided that Receiving Party shall give written notice to Disclosing Party prior to such disclosure); or

(d)      is acquired independently from a third party that, to the knowledge of Receiving Party after due inquiry, has the right to disseminate such information at the time it is acquired by Receiving Party.

4.
Receiving  Party shall be entitled  to disclose  the Data without  Disclosing  Party's  prior written  consent to such of the following  persons  ("Representatives")  who have a clear need to know in order to evaluate or implement a Potential Transaction:

(a) employees, officers and directors of Receiving Party; or

(b)      any Affiliated Company, where (i) "Affiliated Company" means any company or legal entity which controls, is controlled by, or is under common control with, or which is controlled by an entity that controls, Receiving Party and (ii) "control" means the ownership directly or indirectly of fifty (50) percent or more of the voting rights in a company or other legal entity; or

(c)       any attorney, accountant, professional consultant or agent retained by Receiving Party for the purpose of evaluating the Data or otherwise assisting Receiving Party in connection with a Potential Transaction; or

(d)       any prospective debt financing  source for Receiving Party's participation in a Potential Transaction,  including any professional consultant retained by such prospective  debt financing  source for the purpose of evaluating the Data or otherwise assisting such prospective debt financing source in connection with a Potential Transaction.

Prior to making any such disclosures to persons under subparagraphs (b), (c) and (d) above, however, Receiving Party shall instruct such persons to abide by the confidentiality obligations set forth in this Agreement. Receiving Party shall be responsible to Disclosing Party for any breach of the terms of this Agreement by any of its Representatives as though such breach was committed by Receiving Party.

5.
Receiving Party shall only use the Data, or permit the use of the Data disclosed under Paragraph 3 or 4 above, to evaluate a Potential Transaction and to implement a Potential Transaction.  Receiving Party agrees not to contact in any manner whatsoever, directly or indirectly, any owners of mineral, royalty, surface, leasehold or contractual interests associated with Disclosing Party or Disclosing Party's properties, nor acquire any rights or interests   in Disclosing   Party's   properties   without   the prior written  consent  of Disclosing Party.   Receiving Party acknowledges  that it is aware that the United States securities  laws  prohibit  any  person  who  has  material  non-public  information  about  a company from purchasing or selling securities of such company or communicating  such information  to any person  under circumstances  where it is reasonably  foreseeable  that such person is likely to purchase  or sell securities  of such company.   Receiving Party hereby acknowledges that a portion of the Data may be material non-public information regarding Disclosing Party.

6.
Until  (a) the  execution  by  the  Parties  of  a  definitive  written  agreement  regarding  a Potential Transaction,  or (b) the second anniversary  of the Effective Date, whichever is earlier, no Party will initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director, employee, customer or supplier of the other Party regarding the other Party's  business, operation, prospects or finances, or otherwise  with  respect  to  a  Potential  Transaction,  except  with  the  express  written permission of the other Party.  It is understood that ____________________will arrange for appropriate contacts for due diligence purposes on behalf of EOS, and James A. Watt will arrange for appropriate contacts for due diligence purposes on behalf of Dune.   All (a) communications   regarding   a   Potential   Transaction,   (b) requests   for   additional

information, (c) requests for site visits, management meetings or any other meetings or visits and (d) discussions or questions regarding procedures, will be submitted or directed to the designated contacts described above (or any other individual designated by them in writing).

7.
No Party will solicit for employment or hire any of the employees of the other Party so long as they are employed by such Party or any affiliate of such Party, for a period of two (2) years from and after the Effective Date, without the prior written consent of the other Party; provided, however, that the foregoing restriction shall not apply to any general solicitations not directed at the employees of a Party or the hiring of any employees that respond solely to any such general solicitation.

8.
Disclosing Party shall not be liable in an action initiated by Receiving Party  or its Representatives against Disclosing Party for special, indirect or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruptions, however same may be caused.

9.
The Data shall remain the  property of  Disclosing  Party,  and  Disclosing Party  may demand the return thereof at any time upon giving written notice to Receiving Party. Promptly  upon  receipt  of  such  notice,  Receiving  Party  shall  return  or  destroy,  at Receiving Party's option, all of the original Data and shall destroy all copies and reproductions (both written and electronic) in its possession and in the possession of any Representatives to whom it was disclosed pursuant to Paragraph 4 hereof.  Receiving Party shall certify in writing that Receiving Party and all Representatives to whom Data was  disclosed  pursuant  to  Paragraph 4  have  used  reasonable  commercial efforts  to comply  with the requirements of  this Paragraph 9.   It is  agreed  by the  Parties that information   that   remains   on   each   Party's   electronic   storage   medium,   despite commercially reasonable efforts to remove such information in accordance with the previous sentence, may remain on such medium until such information is removed from such medium in accordance with each Party’s  retention policy.   Notwithstanding the delivery or destruction of the Data and all copies and reproductions thereof as required by this Paragraph 9, all duties and obligations under this Agreement shall remain in full force and effect.

10.	This Agreement shall terminate on the second anniversary of the Effective Date.

11.
Disclosing Party makes no representations or warranties, express or implied, as to the quality, accuracy and completeness of the Data disclosed hereunder, and Receiving Party may not rely on any interpretive information of proprietary data of Disclosing Party and Receiving Party expressly acknowledges the inherent risk of error in the acquisition, processing and interpretation of geological and geophysical data.  Disclosing Party, its affiliates, their officers, directors and employees shall have no liability whatsoever with respect to the use of or reliance upon the Data by Receiving Party. It is understood that any representations and warranties will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive written agreement should discussions between the Parties progress to such a point.

12.
The Parties agree that, unless and until a definitive written agreement regarding the Potential Transaction has been executed, neither Party will be under any legal obligation of any kind whatsoever with respect to the Potential Transaction by virtue of this Agreement, except for the matters specifically agreed to herein. The Parties further acknowledge and agree that each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or its Representatives with regard to the Potential Transaction, and to terminate discussions and negotiations with such other Party at any time. Each Party understands that it will not have any claim whatsoever against the other Party or any director, officer, stockholder, manager, member, partner, owner, affiliate, agent or representative thereof, arising out of or relating to the Potential Transaction (other than the matters specifically agreed to herein and those against parties to a definitive written agreement with such Party in accordance with the terms thereof).

13.
Receiving Party acknowledges the competitive value of the Data and that any retention or disclosure made or permitted of Data in violation of this Agreement may seriously and adversely affect the interests of Disclosing Party; accordingly, Receiving Party agrees that this Agreement is intended to operate and inure to the benefit of Disclosing Party. Receiving Party agrees that Disclosing Party, at its sole election, may be entitled to money damages or equitable remedies, or both, for any breach or threatened breach of the obligations hereunder. Moreover, if Disclosing Party initiates legal action or proceedings to enforce the obligations of Receiving Party hereunder and prevails in any such action or proceeding, then in addition to any remedies awarded to Disclosing Party, Disclosing Party will be entitled to reimbursement by Receiving Party of Disclosing Party's costs and expenses (including without limitation, reasonable attorneys’ fees and expenses, court costs and filing fees) incurred in bringing such action or proceeding.

14.
Receiving Party hereby represents and warrants that, as  of  the date  hereof, neither Receiving Party nor any person with whom Receiving Party could be deemed to be acting in concert with respect to Disclosing Party or its securities owns any securities of Disclosing Party.  Receiving Party agrees that it will not, for a period of two (2) years from and after the Effective Date, engage in any of the following actions, unless and until such action shall hereafter have been specifically invited by the Board of Directors of Disclosing Party: (i) acquire, agree to acquire or make any proposal to acquire, in each case, directly or indirectly, by purchase or otherwise, any voting equity securities of Disclosing Party or instruments convertible into voting equity securities of Disclosing Party, or any direct or indirect rights to acquire any voting equity securities of Disclosing Party or any subsidiary thereof or any assets of Disclosing Party or any subsidiary or division thereof, (ii) propose or initiate or make any public announcement with respect to any merger, consolidation or business combination or similar transaction involving Disclosing Party or any of its subsidiaries, (iii) make or participate, directly or indirectly, in any "solicitation" of "proxies" with respect to any Potential Transaction (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting equity securities of Disclosing Party, (iv) form, join or participate in a "group"  (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules  and  regulations  thereunder)  with  respect  to  any  voting  equity  securities  of Disclosing Party which group seeks to do any of the acts specified in clauses (i) through

(iii) above, (v) otherwise act alone or in concert with others to seek to control the management, Board of Directors or  policies of  Disclosing Party, or (vi) directly or indirectly have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist, encourage or procure any other persons to do any of the actions specified in the preceding clauses (i) through (v).  Furthermore, unless and until specifically invited to do so by the Board of Directors of Disclosing Party, Receiving Party will not, during such period, directly or indirectly make, in each case, to Disclosing Party or any third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or request Disclosing Party or its directors, officers, employees, agents or representatives, directly or indirectly, to amend, waive or terminate any provision of this Paragraph 14 (including this sentence), or take any initiative with respect to Disclosing Party or any of its subsidiaries that would be reasonably likely to require (pursuant to any applicable securities laws or stock exchange regulations) Disclosing Party to make a public announcement regarding (a) such initiative, (b) any of the activities referred to in this Paragraph 14, (c) the possibility of any Potential Transaction or (d) the possibility of  Receiving Party or  any other person acquiring, control of Disclosing Party, whether by means of a business combination or otherwise. Notwithstanding the preceding provisions of this Paragraph 14, Receiving Party and its Representatives  may  discuss  a  Potential  Transaction  with,  or  make  a  non-binding proposal for a potential transaction to, Disclosing Party's  Chief Executive Officer or Disclosing Party 's  entire Board of Directors, as long as all such discussions and non binding proposals are  kept  strictly confidential by  Receiving Party  and  its Representatives and would not reasonably be expected to require public disclosure by any party pursuant to any applicable laws or stock exchange regulations.

15.
If Receiving Party is requested or required by applicable law, regulation, legal process or other applicable judicial or governmental order to disclose any Data, Receiving Party will provide Disclosing Party with prompt written notice of such request or requirement so that Disclosing Party may seek an appropriate protective order.   Receiving Party will cooperate with Disclosing Party so that Disclosing Party may obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Data.   If, failing the entry of a protective order, Receiving Party is compelled to disclose Data, Receiving Party may disclose only that portion of the Data that Receiving Party  is  compelled  to  disclose  and  will  exercise  reasonable  best  efforts  to  obtain assurance that confidential treatment will be accorded to that portion of the Data that is being disclosed.

16.
This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas.  This Agreement shall inure to the benefit of each Party, and shall be enforceable by either Party hereto and their respective successors and assigns.

17.	Nothing contained herein is intended to confer upon Receiving Party any right whatsoever to Disclosing Party's interest in Disclosing Party's properties.

18.	No amendments, changes or modifications to this Agreement shall be valid except if the same are in writing and signed by a duly authorized representative of each of the Parties hereto.  No failure or delay by a Party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

19.
This Agreement comprises the full and complete agreement of the Parties hereto with respect   to   the   disclosure   of   the   Data   and   supersedes   and   cancels   all   prior communications, understandings and agreements between the Parties hereto, whether written or oral, expressed or implied.

20.
All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and must be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, to the intended recipient at the address set forth for the recipient on the signature page of this Agreement or such other address as any Party may give to the other Party in a notice given in accordance with this Paragraph 20.   All notices, requests or other communications will be effective and deemed given upon delivery only as follows: (a) if given by personal delivery, upon such personal delivery, (b) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (c) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by  written confirmation  of  delivery or (d) if  sent by facsimile, upon the transmitter's confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00p.m.  (in the recipient's time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day.  Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

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       IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be executed as of the Effective Date.

DUNE ENERGY, INC	EOS PETRO, INC

By: s/ James A. Watt	By: s/ Nikolas Konstant
Name: James A. Watt	Name: Nikolas Konstant
Title: President and CEO	Title: Chairman

Address: Two Shell Plaza	Address: 1999 Avenue of the Stars
777 Walker, Suite 2300	Suite 2520
Houston, Texas 77002	Los Angeles, CA 90067

Facsimile: (713) 229-6398	Facsimile: (310) 552-1556